EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
REGI U.S., Inc.

We consent to the use of our report dated August 9, 2005, on the consolidated balance sheets of REGI U.S., Inc. as at April 30, 2005 and for the year then ended that are included in the Form 10-KSB for the year ended April 30, 2006 and the consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three year period ended April 30, 2005, April 30, 2004 and April 30, 2003 incorporated by reference herein.

/s/ Manning Elliott LLP
Chartered Accountants

Vancouver, Canada
May 9, 2007